As filed with the U.S. Securities and Exchange Commission on October 16, 2023

Registration No. 333-274331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WiSA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer
Chief Executive Officer
WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-274331)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-274331) of WiSA Technologies, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to update Exhibit 5.1 that was previously filed with respect to such Registration Statement in order to reference an increased number of securities. This Post-Effective Amendment No. 2 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the  Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Financial Statements and Exhibits

Exhibit No.	Description
5.1	Opinion of Sullivan & Worcester LLP
23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of previously filed registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 16, 2023.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ BRETT MOYER	Chief Executive Officer and Director (principal executive officer)	October 16, 2023
Brett Moyer

/s/ *	Chief Accounting Officer (principal financial officer and principal accounting officer)	October 16, 2023
Gary Williams

/s/ *	Director	October 16, 2023
Lisa Cummins

/s/ *	Director	October 16, 2023
Dr. Jeffrey M. Gilbert

/s/ *	Director	October 16, 2023
David Howitt

/s/ *	Director	October 16, 2023
Helge Kristensen

/s/ *	Director	October 16, 2023
Sriram Peruvemba

/s/ *	Director	October 16, 2023
Robert Tobias

/s/ *	Director	October 16, 2023
Wendy Wilson

* By:	/s/ Brett Moyer
Brett Moyer, as attorney-in-fact